Exhibit 5

EXECUTION VERSION

July 21, 2020

CWA LLC

150 N. Riverside Plaza

Suite 4200

Chicago, IL 60606

Attn: Michael G. Medzigian

Email: medzigian@watermarklodging.com

Re:	Lockup Letter

Dear Sirs:

Reference is made to that certain Securities Purchase Agreement, dated July 21, 2020 (the “Purchase Agreement”), by and among Watermark Lodging Trust, Inc., a Maryland corporation (the “Company”), CWI 2 OP, LP, a Delaware limited partnership (the “Operating Partnership”), ACP Watermark Investment LLC, a Delaware limited liability company, as the purchaser (the “Purchaser”), and certain guarantors party thereto, providing for the purchase and sale of the Company’s 12% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) and a series of warrants (the “Warrants”) to purchase 16,778,446 of the Operating Partnership’s operating partnership units (“OP Units”). Each capitalized term used but not defined herein shall have the meaning ascribed thereto in the Purchase Agreement.

In recognition of the benefit that such a sale will confer upon the Purchaser, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser agrees that, without the prior written consent of CWA LLC, not to be unreasonably withheld, conditioned or delayed, neither the Purchaser nor any of its Affiliates shall, and the Purchaser shall cause each of its Affiliates not to, directly or indirectly, transfer any shares of Series B Preferred Stock or Warrants prior to December 31, 2022. Without the prior written consent of CWA LLC, not to be unreasonably withheld, conditioned or delayed, neither the Purchaser nor any of its Affiliates shall, and the Purchaser shall cause each of its Affiliates not to, directly or indirectly, transfer any OP Units acquired upon the exercise of the Warrants or shares of Common Stock acquired upon exchange of OP Units until after the earlier of (x) April 24, 2023; (y) the date on which the Company shall no longer have the right to repurchase the Warrants, OP Units and Common Stock in accordance with Section 3 of the Warrants, and (z) the completion of the Company’s initial underwritten public offering of its Common Stock, subject to standard lock-up conditions, in each case, except to a Permitted Transferee. “Permitted Transferee” means any controlled Affiliate of the Purchaser who agrees to be bound by the Purchaser’s obligations under Sections 3.05 and 3.06 of the Purchase Agreement and this Lockup Letter.

Notwithstanding anything to the contrary in this Lockup Letter, the Purchaser and its Affiliates shall be permitted to transfer any shares of Series B Preferred Stock, Warrants, OP Units or Common Stock, at any time (unless otherwise indicated herein), under the following circumstances: (i) transfers pursuant to a merger, consolidation or other business combination involving the Company or the Operating Partnership, and (ii) transfers that have been approved by the Board or, transfers pursuant to a tender offer or exchange offer for equity securities of the Company that have been recommended by the Board as of the fifth Business Day prior to the expiration date of such offer, in each case, subject to such conditions as the Board determines.

Notwithstanding anything to the contrary in this Lockup Letter, the Purchaser shall not (whether before or after the expiration of the restrictions contained in this Lockup Letter) transfer any Series B

Preferred Stock, Warrants or Warrant Units to anyone known to the Purchaser to be (I) a Person who derives 30% or more of its net income from investing directly in lodging and lodging related properties, rather than from passive investments in securities issued by lodging companies made in the ordinary course of business, primarily in the United States (“Competitor”), (II) an Activist Investor or (III) the beneficial owner of more than 5% of the Company’s then outstanding voting securities or the then-outstanding OP Units; provided, that the foregoing restrictions in this paragraph shall not restrict (x) any transfers through a registered offering, other than a registered direct offering to a Person described in clauses (i) or (III), or through a bona fide sale to the public without registration effected through Rule 144 under the Securities Act, or (y) any transfer to a broker-dealer in a block sale so long as such broker-dealer is purchasing such securities for its own account and makes block trades in the ordinary course of its business and such broker-dealer has not informed Purchaser that such broker-dealer has arranged to make a block trade with a Person described in clauses (I) or (III). As used herein, “Activist Investor” means, as of any date, any Person identified on the most recently available “SharkWatch 50” list (or, if “SharkWatch 50” is no longer available, then the prevailing comparable list as reasonably determined by the Company), or any Person who, to the knowledge of Purchaser, is an Affiliate of such Person. The Purchaser shall notify the Company in writing promptly, and in any event within five Business Days, after completing a transfer of any Preferred Stock, Warrants and OP Units acquired on exercise of the Warrants and Common Stock issued on redemption of such OP Units.

In the event of an underwritten public offering of Common Stock, and to the extent requested by the underwriters thereof, the Purchaser shall enter into a customary lockup agreement with the underwriters to be negotiated in good faith by the applicable parties.

The Purchaser also agrees that, when issued, the Securities will be subject to a stop transfer order with the Transfer Agent that restricts the transfer of such shares except upon receipt by the Transfer Agent of written instructions from the Company authorizing such transfer.

All questions concerning the construction, validity, enforcement and interpretation of this Lockup Letter shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Lockup Letter (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Lockup Letter), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Lockup Letter, then the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Very truly yours,

ACP Watermark Investment LLC

Signature:	/s/ Russell Gimelstob

Print Name: Russell Gimelstob